DATED 8 September 2009

TRILLIANT EXPLORATION CORP (1)

and

WELLGATE INTERNATIONAL LIMITED (2)

AGREEMENT for the sale and purchase of shares in BOZEL SA

GSC Solicitors LLP

31-32 Ely Place

London EC1N 6TD

Tel: 020 7822 2222

Ref: JHB KJ

THIS AGREEMENT is dated 8 September 2009

BETWEEN:

(1)

TRILLIANT EXPLORATION CORP a company formed and existing under the laws of Nevada USA whose principal office is at 545 Eighth Avenue Suite 401 New York New York 10018, United States of America (the “Purchaser”); and

(2)

WELLGATE INTERNATIONAL LIMITED a Company registered under the laws of the British Virgin Islands whose registered office is at PO Box 3136 24 De Castro Street Wickhams Cay 1 Road Town Tortola British Virgin Islands (the “Seller”).

NOW IT IS AGREED as follows:

1.	DEFINITIONS

In this Agreement:

1.1	“Agreement” means this Agreement;

1.2	“Bozel Disclosure Letter” means the Disclosure Letter to be delivered by the Sellers to the Purchaser at Completion making disclosures against the Warranties in the agreed form;

1.3

“Bozel Warrants” means the warrants to subscribe for shares created pursuant to various Warrant Instruments dated 31 January 2008 and 1 July 2008, said warrants issued to Trafalgar Specialised Investments Fund, Crastvell Trading Limited and others entitling Warrant Holders to subscribe for shares in Bozel, and which warrants, if fully exercised, would give Warrant Holders approximately 45% of the Sale Shares on a fully diluted basis;

1.4	“Breach” means any instance of the Warranty being untrue, incorrect or misleading in any respect;

1.5

“Certificates of Good Standing and Incumbency” means certificates of Good Standing and Incumbency, or the equivalents of such certificates, for the Company and the Subsidiaries and the Purchaser and its subsidiaries;

1.6	“Company” means, Bozel SA, a company organized under the laws of Luxembourg;

1.7	“Completion” means completion of the sale and purchase of the Sale Shares;

1.8	“Completion Date” means 16 September 2009;

1.9

“Confidential Information” means all information not at present in the public domain used in or otherwise relating to the business, customers or financial or other affairs of the relevant company including, without limitation, information relating to:

(a)

the marketing of any products or services including, without limitation, customer names and lists and any other details of customers, sales targets, sales statistics, market share statistics, prices, pricing methods, discount practices, market research reports and surveys, and advertising or other promotional materials; and

(b) future projects, business development or planning, commercial relationships and negotiations;

1.10

“Consideration” means the consideration for the sale and purchase of the Sale Shares amounting to Eighty Million Dollars ($80,000,000) to be settled by the issue of the Consideration Shares to be delivered to the Seller pursuant to the provisions of clauses 5.1 below;

1.11

“Consideration Shares” means Common Shares in the capital of the Purchaser to the value of Eighty Million Dollars ($80,000,000) to be delivered to the Seller and Warrant Holders who have accepted the Offer to Warrant Holders and exercised their respective conversion rights or such lesser amount having regard to the provisions of Clauses 3.4 – 3.6 below based on the average volume weighted price of the Company’s shares during the 20 trading day period prior to Completion;

1.12	“CVRD” means Compagnia de Vale do Rio Dolce, a company registered in Brazil;

1.13	“CVRD Indemnity” means the Indemnity given by CVRD (known as Vale under the terms of the Original Acquisition Agreement);

1.14	“Debenture” means the Debenture in the agreed form to be executed by the Company to secure repayment of the Loan and all interest and other charges thereunder;

1.15	“Dollar or $” means the lawful currency of the United States of America;

1.16

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

1.17	“Loan” means the loan in the sum of $20 million to be advanced by the Purchaser to the Company on or before Completion pursuant to the provisions of Clauses 5.3 – 5.6 below;

1.18

“Offer to Warrant Holders” means the offer to Warrant Holders to purchase all and any shares in the Company that may be issued and allotted as a result of the Warrant Holders converting their respective Bozel Warrants into shares in the capital of the Company, said offer to be made by the Purchaser in accordance with the terms of the Bozel Warrants and pursuant to the provisions of Clause 3.4 below; which offer shall remain in effect for 30 days from the date of the signature of this Agreement;

1.19	“Offer Letter” means the Offer letter dated 30 August 2009 from the Purchaser to the Seller outlining the sale and purchase envisaged under the terms of this Agreement;

1.20	“Original Acquisition Agreement” means the acquisition agreement between the Company and CVRD relating to the sale and purchase of Bozel Mineracao SA dated 12 February 2008;

1.21	“Parties” means the parties to this Agreement and “Party” means each such party severally;

1.22	“Purchaser’s Solicitors” means GSC Solicitors, 31-32 Ely Place, London, EC1N 6TD;

1.23

“Sale Shares” means the shares in issue in the capital of the Company owned by the Seller comprising 100% of the issued share capital of the Company or as the case may be the enlarged issued and allotted share capital of the Company that may be issued and allotted as a result of conversion of the Bozel Warrants following the issue of the Offer to Warrant Holders;

1.24	“Secured Indebtedness” means all sums due and payable by the Company to Trafalgar Capital Specialised Investment Fund and Crastvell Trading Limited;

1.25	“Subsidiaries” means Bozel Mineracao SA, Bozel Europe SAS and Bozel LLC which are each 100% owned by the Company;

1.26	“Trilliant Disclosure Letter” means the disclosure Letter to be delivered by the Purchaser to the Seller at Completion making disclosures against the Warranties in the agreed form;

1.27	“Warrant Holders” means holders of the Bozel Warrants;

1.28	“Warranties” means the mutual warranties, representations and undertakings set out in Schedule 1 below;

2.	INTERPRETATION

In this Agreement:

2.1	words importing the singular shall include the plural and vice versa;

	2.1.1	words importing any gender shall include all other genders;

	2.1.2	words importing the whole shall be treated as including reference to any part of the whole;

	2.1.3	reference to a Recital or Clause is to the relevant recital or clause of this Agreement; and

2.1.4

reference to this Agreement or to any other document is a reference to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

2.2	Headings used in this Agreement shall not affect its construction or interpretation;

2.3	Words and phrases defined in any part of this Agreement bear the same meanings throughout this Agreement; and

2.4

Except as specifically stated in this Agreement any action required to be performed by a party to this Agreement which is required to be performed on a day which is not a business day shall be performed by the close of business on the immediately following business day.

3.	SALE AND PURCHASE

3.1

The Seller shall sell, as beneficial owner, with full title guarantee and the Purchaser shall purchase the Sale Shares free from all Encumbrances, including without limitation any claims, charges, liens, equities or other encumbrances, and together with all rights attached thereto including the rights to receive any dividend declared but unpaid with effect from Completion.

3.2

The Seller hereby waives all pre-emption rights which it has in relation to the Sale Shares pursuant to the Articles of Association of the Company or otherwise and in relation to the sale of the Sale Shares to the Purchaser.

3.3

The Seller covenants, save to the extent that Warrant Holders may have rights in respect of the Sale Shares, that the full legal and beneficial interest in the Sale Shares will be transferred to the Purchaser at Completion on the terms set out in this Agreement.

3.4

The Purchaser shall make the Offer to Warrant Holders immediately following signing and exchange of this Agreement offering to purchase all of the Sale Shares, assuming full conversion of Bozel Warrants, for the Consideration.

3.5

In the event any of the Warrant Holders elect not to participate in the proposed sale and purchase of the Sale Shares or take no action to respond to the Offer to Warrant holders as envisaged under the terms of this Agreement the Consideration and the number of Consideration Shares shall be adjusted accordingly on a pro rata basis.

3.6

For the avoidance of doubt the Warrant Holders not participating in the sale and purchase following expiry of the Offer to Warrant Holders shall no longer have any right to participate in the Sale and purchase envisaged under the terms of this Agreement.

3.7

The Purchaser covenants with the Seller not to issue and allot any new shares in the capital of the Purchaser between signing, exchange and Completion of this Agreement without first securing the written approval of any proposed allotee to the transaction contemplated by this Agreement including the appointment of Michel Marengere as Chairman and Chief Executive Officer of the Purchaser.

4.	CONDITIONS

4.1

This Agreement is conditional upon: the Parties carrying out mutual legal, financial, geological and engineering due diligence into the affairs and business carried on by the Company and the Subsidiaries and the Purchaser and its subsidiaries (as the case may be); each party securing all relevant shareholder, regulatory and other approvals to enable the transactions contemplated by this Agreement to proceed; and the satisfaction of all requirements and delivery of all funds and documents pursuant to Section 6 of this Agreement.

4.2

Between execution of this Agreement and exchange and Completion of the Agreement the Parties and their advisors shall carry out mutual due diligence and in the event any material issue arises concerning due diligence or the ability of either party to perform pursuant to Section 6 herein, either Party acting in good faith may on notice in writing terminate this Agreement in which case neither Party shall have any further obligation to the other.

4.3

The Offer to Warrant Holders and Completion of this Agreement is conditional upon the Purchaser purchasing not less than 66% of the issued capital of the Company after exercise of the Bozel Warrants on a fully diluted basis.

5.	CONSIDERATION AND LOAN

5.1

The Consideration payable to the Seller and the Warrant Holders who convert their respective Bozel Warrants into shares in the capital of the Company for the Sale Shares shall, subject to any adjustment pursuant to the provisions of clauses 3.4 – 3.6 above, amount to Eighty Million Dollars ($80,000,000) payable by the issue and allotment of the Consideration Shares..

5.2	At Completion the Purchaser shall advance the Loan to the Company.

5.3

The Loan shall subsist for a term of one year and shall carry an interest coupon, at the rate of not to exceed 14% per annum. In addition, the Loan may contain other terms and conditions consistent with market terms generally available for a loan of this type.

5.4	As security for the Loan the Company shall execute the Debenture on drawdown of the Loan.

5.5	The Loan shall be applied in paying the Secured Indebtedness and to provide working capital for the Company.

6.	COMPLETION

6.1	Completion shall take place at the offices of the Purchaser’s Solicitors on the Completion Date, or at such other location as mutually agreed upon by the Parties.

6.2	At Completion the Seller shall deliver to the Purchaser:

	6.2.1	share certificates for the Sale Shares together with Stock Transfer Forms duly signed in favour of the Purchaser;

	6.2.2	the Certificates of Incorporation of the Company and the Company’s Statutory Books Minute Books, books of account and other customary records and papers of the Company and the Subsidiaries;

	6.2.3	a copy of the Memorandum and Articles of Association of the Company;

	6.2.4	all statutory papers for the Subsidiaries together with share certificates in the name of the Company;

	6.2.5	a Certificates of Good Standing and Incumbency; and

	6.2.6	a capitalization table showing the capital structure of the Company immediately preceding Completion on a fully diluted basis.

6.3	At Completion the Seller shall procure that the Directors of the Company shall convene and hold a meeting of the Board of Directors of the Company at which the Directors shall:

	6.3.1	in the case of the Company, vote in favour of the registration of the Purchaser as member of the Company in respect of the Sale Shares;

6.3.2

appoint William Lieberman as director of the Company with immediate effect and approve the resignations of such persons as directors and secretary as may be required by the Purchaser provided however that Michel Marengere shall remain a Director, Chairman and CEO of the Company and the Subsidiaries, and as Chairman and Chief Executive Officer of the Purchaser on mutually agreed terms;

	6.3.3	approve the Loan and the execution of the Debenture and any other letters or deeds of priority with other secured lenders to the Company; and

	6.3.4	Approve the repayment of the Secured Indebtedness set out in the Offer Letter.

6.4

At Completion the Purchaser shall convene and hold a meeting of the Board of Directors of the Purchaser at which time the director of the Purchaser shall approve the issue and allotment of the Consideration Shares and appoint Michel Marengere as Chief Executive Officer and Chairman of the Purchaser with immediate effect. At Completion the Purchaser shall deliver to Seller written consent of a majority of Purchaser’s shareholders in accordance with Section 78.330 of the Nevada General Corporation Law, to elect Michel Marengere as Director of the Purchaser with immediate effect.

6.5	At Completion the Purchaser shall advance the Loan proceeds to the Company.

6.6

Within sixty (60) calendar days of Completion, the Seller will deliver to the Purchaser financial statements of the Company which financial statements will be audited by a Public Company Accounting Oversight Board (“PCAOB”) member firm, and which financial statements will be approved by said PCAOB member firm for filing by the Purchaser with the United States Securities and Exchange Commission in a report on Form 8-K, 10-Q, 10-K, or such other forms as the Purchaser deems necessary and advisable.

7.	WARRANTIES

7.1

In consideration of the Purchaser agreeing to enter into this Agreement, the Seller, save as disclosed in the Bozel Disclosure Letter, and to the extent already indemnified under the CVRD Indemnity, represents, warrants and undertakes to the Purchaser that each of the Warranties applicable to the Seller is true, complete and accurate in all respects and is not misleading and the Seller agrees and acknowledges that the Purchaser is entering into this Agreement in reliance on the Warranties and that the Purchaser may treat the same as conditions of this Agreement.

7.2	In consideration of the Seller agreeing to enter into this Agreement, the Purchaser save as disclosed in the Trilliant Disclosure Letter represents, warrants and undertakes to the Seller that each of the Warranties applicable to the Purchaser is true, complete and accurate in all respects and is not misleading and the Purchaser agrees and acknowledges that the Seller is entering into this Agreement in reliance on the Warranties and that the Seller may treat the same as conditions of this Agreement.

7.2

Each of the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph or sub-paragraph or anything in this Agreement. Liability under any Warranty shall not in any way be modified or discharged by Completion and insofar as any warranty is expressed to relate to the Company it shall also relate to the Subsidiaries and to the extent any warranty is expressed to relate to the Purchaser it shall also relate to the Purchaser’s subsidiaries.

7.3

The Seller agrees with the Purchaser for itself and as trustee for the Company and its officers and employees to assign to the Purchaser all the rights, remedies or claims which they may have in respect of any misrepresentations or inaccuracies in or omissions from any information or advice supplied or given by the Company or any of the officers, employees or agents of the Company and on which the Seller has relied in giving the Warranties, and/or entering into this Agreement and/or the other documents to be entered into on Completion provided however it is accepted that such officers and employees may have the benefit of indemnity insurance which will be kept in force for a minimum of 3 years.

7.4

The Purchaser agrees with the Seller for itself to assign to the Purchaser all the rights, remedies or claims which they may have in respect of any misrepresentations or inaccuracies in or omissions from any information or advice supplied or given by the Purchaser or any of the officers, employees or agents of the Purchaser and on which the Purchaser has relied in giving the Warranties, and/or entering into this Agreement and/or the other documents to be entered into on Completion provided however it is accepted that such officers and employees may have the benefit of indemnity insurance which will be kept in force for a minimum of 3 years.

7.5

Claims may be made by either party under the Warranties whether or not the other party knew or could have discovered (whether by any investigation made by it or on its behalf into the affairs of the Company or the Purchaser or otherwise) prior to signing this Agreement that any of the Warranties have not been complied with or carried out or are otherwise untrue or misleading.

7.6

The Parties mutually covenant with and undertake to each other to indemnify each other against all losses, costs, charges and expenses (including without limitation all legal and accountancy expenses) which either party may incur, whether before or after the start of any action, in connection with the investigation or settlement of a claim in respect of a Breach or an alleged Breach or the enforcement of a settlement and legal proceedings against the other party in respect of a Breach or an alleged Breach.

7.7

All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law in which case the other party shall be obliged to pay to the relevant person such sums as will after such deduction or withholding has been made leaves that person with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

8.	NO RESCISSION

8.1	Neither the Seller nor the Purchaser shall be entitled to rescind this Agreement after Completion.

9.	RIGHTS OF THIRD PARTIES

9.1

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce, or to enjoy the benefit of, any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

10.	ASSIGNMENT

10.1

No Party to this Agreement shall, without the prior written consent of all other Parties assign, transfer or otherwise delegate (in whole or in part) or charge or deal in any other manner with the benefit of this Agreement or any of the rights under it.

11.	SEVERANCE

11.1	If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

	11.1.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

	11.1.2	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

12.	ENTIRE AGREEMENT

12.1

This Agreement, and the documents referred to in it, constitute the entire agreement and understanding of the Parties and supersedes any previous agreement between the Parties relating to the subject matter of this Agreement.

12.2	No reliance on other statement:

The Purchaser and the Seller each acknowledge and agree that in entering into this Agreement, and the documents referred to in it, neither of them rely on, and shall have no remedy in respect of, any statement, representation, warranty or undertaking (whether negligently or innocently made) of any person (whether a party to this Agreement or not) other than as expressly set out in this Agreement. Nothing in this Clause shall, however, operate to limit or exclude any liability for fraud.

13.	SURVIVAL OF OBLIGATIONS

Notwithstanding Completion each and every right and obligation of the Purchaser and the Seller under this Agreement shall, except in so far as fully performed at Completion, continue in full force and effect.

14.	FURTHER ASSURANCE

The Seller hereby undertakes with the Purchaser at the request and cost and expense of the Seller to do or to procure to be done all such further acts and things and execute or procure to be executed all such further deeds and documents as may be reasonably necessary or desirable fully and effectively to vest in the Purchaser the legal and beneficial ownership of the Sale Shares and the benefits of this Agreement and, pending such vesting, the Seller shall hold the Sale Shares and benefits in trust for the Purchaser and shall receive all monies in connection therewith as trustee of the Purchaser and shall account to the Purchaser forthwith on receipt.

15.	AMENDMENTS, WAIVERS AND REMEDIES

15.1	No amendment or variation of this Agreement or any of the documents referred to in it shall be effective unless contained in a written instrument signed by or on behalf of each of the Parties.

15.2	Waivers and remedies:

	15.2.1	The rights of each Party under this Agreement:

		(a)	may be exercised as often as necessary;

		(b)	are cumulative and not exclusive of its rights under the general law; and

		(c)	may be waived only in writing and specifically;

	15.2.2	Delay in exercising or non-exercise of any right under this Agreement is not a waiver of that right; and

	15.2.3	Partial exercise of any right under this Agreement shall not preclude any further or other exercise of that right or any other right under this Agreement.

16.	SUCCESSORS

16.1

This Agreement shall be binding on the Seller and his executors, personal representatives and successors whomsoever and, unless the context otherwise requires, references to the Seller shall include references to such executors, personal representatives and successors; and

16.2	This Agreement shall be binding on, and shall ensure for the benefit of, any person to whom any right and/or obligation is validly assigned or transferred pursuant to Clause 10.

17.	COSTS, CHARGES AND EXPENSES

17.1

The Purchaser and the Seller shall each pay their own costs, charges and expenses relating to the negotiation, preparation, execution and implementation of this Agreement and of each document referred to in this Agreement.

18.	NOTICES & ANNOUNCEMENTS

18.1	Any notice or communication to be given under, or in connection with the matters contemplated by, this Agreement shall be in writing and signed by or on behalf of the party giving it.

18.2

Any notice or communication referred to in Clause 18.1 shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post or by fax to the address and for the attention of the relevant Party set out in Clause 18.4 (or as otherwise notified by that party under this Agreement).

18.3	Any notice or communication referred to in Clause 18.1 shall be deemed to have been received:

	18.3.1	if delivered personally, at the time of delivery; and

18.3.2

in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting provided that if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9am on the next business day.

18.4	The addresses of the Parties for the purposes of Clause 18.2 are:

The Purchaser

Address:	Trilliant Exploration Corp.,
545 Eighth Avenue Suite 401
New York New York 10018, United States of America

With a copy to:	Befumo & Schaeffer, PLLC,
2020 Pennsylvania Ave, Suite 840,
Washington, DC 20006

The Seller

Address: 31-32 Ely Place, London, EC1N 6TD

With a copy to:	Joseph P. Galda, General Counsel
497 Delaware Avenue
Buffalo, New York 14202

or such other address as may be notified in writing from time to time by the relevant Party to the other Parties.

18.5	Any notice or communication given under this Agreement shall not be validly served if sent by electronic mail or fax/facsimile.

18.6

The Parties shall as soon as practicably possible in line with any regulatory requirements following signing and exchange of this Agreement prepare and make appropriate and mutually approved announcements endorsed by Board approval to the market and other interested parties of the transactions contemplated pursuant to the terms of this Agreement.

19.	COUNTERPARTS

19.1	This Agreement may be executed in any number of counterparts and by the Parties on different counterparts, but shall not be effective until each Party has executed at least one counterpart; and

19.2	Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same agreement.

20.	CONFIDENTIALITY

20.1

For the purpose of assuring to the Purchaser the full benefit of the Sale Shares and the goodwill and in consideration of the agreement of the Purchaser to purchase the Sale Shares on the terms hereof, the Seller agrees as a separate and independent agreement that it will not at any time hereafter use, divulge or communicate to any person any confidential information concerning the business, accounts, financial or contractual arrangements or other dealings, transactions or affairs of the Purchaser and/or the Company which may be within or which, in the course of matters arising under this

Agreement, may come to their knowledge, and that they will use all reasonable endeavours to prevent the use, publication or disclosure of any Confidential Information concerning such matters or any of them and not do anything to harm the goodwill of the Group.

20.2	Each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

	20.2.1	the provisions or the subject matter of this Agreement or any document referred to herein;

	20.2.2	the negotiations relating to this Agreement or any document referred to herein; and

	20.2.3	(in the case of the Seller only) the Purchaser’s group.

20.3	Each party may disclose information which would otherwise be confidential if and to the extent:

	20.3.1	required by the law of any relevant jurisdiction or pursuant to an order of a court of competent jurisdiction;

	20.3.2	required by any securities exchange or regulatory or governmental body to which any party is subject to, wherever situated, whether or not the requirement for information has the force of law;

	20.3.3	that the information is disclosed on a strictly confidential basis to the professional advisers, auditors and/or bankers of that party;

	20.3.4	that the information has come into the public domain through no fault of that party;

	20.3.5	that the other parties to this Agreement have given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed; or

	20.3.6	required to enable that party to enforce its rights under this Agreement,

provided that any such information disclosed pursuant to paragraphs 20.3.1 and 20.3.2 shall be disclosed only after notice to the other parties to this Agreement.

The restrictions contained in this Clause 20 shall continue to apply after the date hereof without limit in time and notwithstanding the termination or expiration of this Agreement.

21.	GOVERNING LAW AND JURISDICTION

21.1	This Agreement shall be governed by and construed in accordance with the law of England; and

21.2

The Parties submit to the non-exclusive jurisdiction of the Courts of England as regards any claim, dispute or matter arising out of or relating to this Agreement or its implementation or effect. The Purchaser hereby designates, empowers and appoints the Purchaser’s Solicitors to receive for it and on its behalf service of process issued out of the English Courts in any legal action or proceedings arising out of or in connection with this Agreement; provided, however that in the event that the Purchaser’s Solicitors receive any service of process they immediately deliver a copy of such process to the addresses designated in Section 18.4 hereof.

THIS AGREEMENT is entered into by the parties on the date first written above.

SIGNED by	)
William Robert	)
Lieberman	)	/s/ William R Lieberman
for and on behalf of	)
TRILLIANT EXPLORATION	)
CORP	)

SIGNED by	)
Michel Marengere	)	/s/ Michel Marengere
for and on behalf of	)
WELLGATE INTERNATIONAL	)
LIMITED	)

SCHEDULE 1

Warranties

1.

All information contained in this Agreement and all other information relating to the Company and the Purchaser given by the Seller or the Seller’s accountants or the Seller’s Solicitors to the Purchaser or the Purchaser’s accountants or by the Purchaser or the Purchaser’s accountants or the Purchaser to the Seller or the Seller’s accountants is true, accurate and complete in every respect and there is no fact or matter which renders any such matters or information untrue, incomplete or misleading or the disclosure of which might reasonably affect the willingness of the Purchaser to purchase the Sale Shares or the Seller to accept delivery of the Consideration Shares on the terms of this Agreement.

2.

In each case the Parties haves full power and authority to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations on the each of the Parties in accordance with its terms.

3.	Neither entering into this Agreement nor performing the obligations referred to in those agreements has resulted or will result in the breach of any obligation of either party under:

	3.1	its memorandum or articles of association, statutes, bye laws or other terms of charter or corporate regulation;

	3.2	the memorandum or articles of association, statutes, bye-laws or other terms of charter or corporate regulation of the Company;

	3.3	any law or any order, judgment or decree of any court or governmental agency; or

	3.4	any contract, undertaking or agreement.

4.	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid up.

5.

The Seller is the beneficial owner and registered holder of the Sale Shares which have been issued in proper legal form free from all Encumbrances and together with all rights attached or accruing in or to them.

6.

The Seller is entitled to transfer the full legal and beneficial ownership of the Sale Shares to the Purchaser on the terms of this Agreement without the consent of any third party and the Purchaser is entitled to issue and allot the Consideration Shares and deliver the full legal and beneficial ownership of the Consideration Shares free of Encumbrances and together with all rights attached or accruing in or to them to the Seller on the terms of this Agreement without the consent of any third party.

7.

No person has the right (whether actual or contingent) to call for the creation, allotment, issue, sale or transfer of any share or loan capital under any option or other agreement, arrangement or commitment (including without limitation, any conversion rights and rights on realisation of security,) or to require any loan or share capital to be put under option and no person has claimed to be entitled to any of the foregoing.

8.

All returns, particulars, resolutions and other documents required to be delivered on behalf of the Company and the Purchaser to the Registrar of Companies or other authority have been properly made and delivered and were when so made and delivered accurate and complete.

9.

The statutory books, books of account, registers and other records of the Company and the Purchaser are up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and contain complete and accurate records of all matters required to be disclosed or dealt with in them.

10.	No notice or allegation has been received that any of the statutory books or other records of the Company or the Purchaser is incorrect or should be rectified.

11.

Neither the Company nor the Purchaser is a party to any litigation or arbitration proceedings or any proceedings before any tribunal, assessor or expert in any jurisdiction and there are no proceedings of any of the aforesaid kind pending or threatened either by or against the Company or the Purchaser and there are no facts or circumstances which are likely to give rise thereto nor is there any dispute with any revenue authority in relation to the affairs of the Company or the Purchaser.

12

No liability has been incurred by the Company or the Purchaser for breach of any contract of service or for services, for redundancy payments, protective awards or for compensation for wrongful or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any director or employee or for any other liability accruing from the termination of any contract of employment or for services nor has any event occurred which would or might give rise to any such liability.

13.

No distress, execution or other process has been levied in respect of the Company or the Purchaser which remains undischarged and there is no unsatisfied judgment or Court order outstanding against the Company or the Purchaser.

14.	No receiver or manager has been appointed of the whole or any part of the assets or undertakings of the Company or the Purchaser.

15.

No meeting has been convened at which a resolution will be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding up of the Company or the Purchaser.